EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58763, 33-58767, 333-26957, 333-30689, 333-30691, 333-44760, 333-44692, 333-73192, 333-101727, 333-101751, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626 and 333-156627) and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-98163, 333-109211, 333-112563 and 333-157374) of 3M Company of our report dated February 16, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment realignments discussed in Notes 3 and 17, as to which the date is May 17, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 17, 2010